Exhibit 99.1
CONTACT:	Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS LOWER FOURTH QUARTER EARNINGS
ON 28% GROWTH IN AVERAGE LEASE AND LOAN PORTFOLIO

IRVINE, CALIFORNIA, July 31, 2013 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that net earnings for the fourth quarter ended June 30, 2013 of $1.9 million were down 15% from net earnings of $2.2 million for the fourth quarter of fiscal 2012. For the fiscal year ended June 30, 2013, net earnings of $7.4 million were 17% below the $8.9 million reported for fiscal 2012. Diluted earnings per share for the fourth quarter of 2013 of $0.18 per share were 15% below the $0.21 per share for the fourth quarter of the prior year, while diluted earnings per share of $0.70 for fiscal 2013 were 18% below the $.85 per share reported for the prior year.

The decline in net income in fiscal 2013 is largely due to lower net direct finance and investment income as yields on earning assets continued to decline due to the low interest rate and competitive pricing environment. Results are also buffeted by lower non-interest income. Fourth quarter net income benefitted from a 32% reduction in the provision for income taxes related to a reduction in the estimated tax rate for fiscal 2013.

Total direct finance, loan and interest income for the fourth quarter of fiscal 2013 decreased 9% to $5.3 million from $5.8 million for the fourth quarter of fiscal 2012. The decrease includes a $222,000, or 6%, decrease in direct finance income and a $255,000 decrease in investment income. The decrease in direct finance income related to a decline of 183 basis points in the average yield earned that offset a 33% increase in the average investment in leases to $332.4 million. The average investment in commercial loans of $95.3 million for the fourth quarter of fiscal 2013 was up 14% from the prior year, while the average yield dropped 82 basis points. Combined, the average yield earned on leases and loans during the quarter decreased by 158 basis points to 4.52%, while the average yield earned on average investment balances of $117.4 million decreased by 80 basis points to 1.65%. During the fourth quarter of fiscal 2013, interest expense on deposits of $783,000 was up 33% from the prior year due to a 40% increase in average balances to $348.8 million and only a 5 basis points drop in average rates paid to 0.90%. The Company did not make a provision for credit losses during the fourth quarter of fiscal 2013 as the Company saw positive resolution of certain problem credits and the loan portfolio declined by 29% during the quarter due to a number of loan payoffs. As a result of the foregoing, net direct finance, loan and interest income after provision for credit losses during the fourth quarter of fiscal 2013 decreased 13.5% to $4.5 million, compared to $5.2 million for the fourth quarter of fiscal 2012.

For the fourth quarter ended June 30, 2013, non-interest income of $851,000 fell by 34% from $1.3 million for the fourth quarter of the prior year. This decrease was primarily due to a $406,000 decrease in gains from the sale of leased property and $107,000 decrease in gain on sale of leases.

For the year ended June 30, 2013, total direct finance, loan and interest income decreased 9.5% to $21.4 million, compared to $23.6 million in fiscal 2012. This decline was primarily due to a $1.6 million, or 9.8%, decrease in direct finance income and $724,000, or 23%, decline in investment income. The drop in direct finance income included a 22% increase in the average investment in leases to $290.5 million, but the average yield declined by 180 basis points to 5.02%. Commercial loan income increased by $70,000 as average balances for the year were up 7% to $91.9 million while the average yield declined by 25 basis points to 4.80%. Combined, the average yield on leases and loans held in the Company’s own portfolio decreased by 138 basis points in fiscal 2013 to 4.97%. The decline in investment income was largely due to a 20% decline in average investment balances to $114.8 million as average yields earned only dropped by 10 basis points to 2.10%. For the year ended June 30, 2013, interest expense on deposits decreased by $250,000 to $2.7 million, reflecting an 11% increase in average balances to $297.0 million offset by a 20 basis point decline in average rates paid. During fiscal 2013, the Company made a provision for credit losses of $275,000, compared to no provision in fiscal 2012. The provision in fiscal 2013 was made during the first quarter due to deterioration in the credit of one large lease position at that time. All of the above factors contributed to an 11% decrease in net direct finance, loan and interest income after provision for credit losses in fiscal 2013 to $18.5 million from $20.7 million in fiscal 2012.

For fiscal 2013, non-interest income of $4.8 million was down 17.5% from $5.9 million in fiscal 2012. The decline was largely due to a $1.0 million fall in income from the re-lease of property on leases reaching the end of term during the period and lower gains from the sale of leased property, offset in part by an increase of $260,000 in gains realized on the early call of investment securities.

CalFirst Bancorp’s non-interest expenses of $2.6 million for the fourth quarter of fiscal 2013 were 13% below the fourth quarter of fiscal 2012, while non-interest expenses of $11.6 million for fiscal 2013 were down 6% from $12.3 million reported for the prior year. The decrease in expenses is due primarily to lower compensation expenses and related support costs.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "CalFirst Bancorp’s fiscal 2013 results reflect the impact of lower yields earned on leases, loans and investments but also show the benefit of efforts to increase production while controlling costs and producing a well performing portfolio. Fourth quarter lease bookings of $57.2 million were up 26% from the prior year. Lease transactions booked for the year of $243.2 million were up 40% from the prior year, with 79% originated directly. Total commercial loans booked of $50 million in fiscal 2013 were up from $6.1 million booked in fiscal 2012, producing total loan and lease bookings in fiscal 2013 of $293.2 million, up 63% from fiscal 2012. As a result, the net investment in leases of $342.6 million at June 30, 2013 is 35% above the level at June 30, 2012. Due to loan payoffs and refinancing that offset new loan bookings, the commercial loan portfolio of $74.0 million is down 11%, resulting in an overall 24% increase in the total lease and loan portfolio to $416.6 million at June 30, 2013. Despite the growth, non-performing and substandard assets declined by $1.3 million and were less than 2% of the net investment at June 30, 2013.

"Total lease and loan originations during the fourth quarter of fiscal 2013 were 7% below the fourth quarter of fiscal 2012, but for the year, 2013 originations of $292 million were 40% ahead of the prior year. The estimated backlog of approved lease and loan commitments of $109.7 million at June 30, 2013 is down 20% from $136.7 million at June 30, 2012. With our backlog and pending transactions in our pipeline, we are optimistic that growth in earning assets will continue into fiscal 2014, while market conditions may help stem the erosion in our net interest margins. During the first quarter, the Company will move its headquarters, a step that offers the opportunity to substantially lower our occupancy expenses and help improve profitability. At June 30, 2013, CalFirst Bancorp’s net worth stood at $180.9 million, and it remains very well capitalized with a tier-1 capital ratio of 35% that continues to offer substantial support for growth."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide through a centralized marketing program designed to offer cost-effective alternatives.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding the Company’s expected growth in assets, estimated bookings, operating expenses and the impact of general economic conditions and interest rates on our earnings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2012 Annual Report on Form 10-K and the 2013 quarterly reports on Form 10-Q.

ECHO is off.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000’s except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Direct finance and loan income	$ 4,835	$ 5,091	$ 18,995	$ 20,505
Investment and interest income	483	738	2,408	3,133
Total direct finance, loan and interest income	5,318	5,829	21,403	23,638
Interest expense on deposits and borrowings	783	589	2,664	2,914
Net direct finance, loan and interest income	4,535	5,241	18,739	20,724
Provision for credit losses	-	-	275	-
Net direct finance, loan and interest income, after provision for credit losses	4,535	5,241	18,464	20,724
Non-interest income
Operating and sales-type lease income	360	378	1,711	2,755
Gain on sale of leases and leased property	304	818	2,278	2,478
Gains recorded on investment securitites	-	-	316	56
Other fee income - net	187	98	526	569
Total non-interest income	851	1,294	4,831	5,858
Non-interest expenses
Compensation and employee benefits	1,915	2,301	8,505	9,037
Occupancy	227	234	922	936
Professional Services	102	158	585	578
Other general and administrative	365	321	1,598	1,756
Total non-interest expenses	2,609	3,014	11,610	12,307
Earnings before income taxes	2,777	3,521	11,685	14,275
Income taxes	871	1,285	4,331	5,372

Net earnings	$ 1,906	$ 2,236	$ 7,354	$ 8,903

Basic earnings per share	$ 0.18	$ 0.21	$ 0.70	$ 0.85
Diluted earnings per share	$ 0.18	$ 0.21	$ 0.70	$ 0.85

Weighted average common shares outstanding	10,447	10,421	10,446	10,420
Diluted number of common shares outstanding	10,454	10,430	10,453	10,429

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000’s)

	Jun 30, 2013	Jun 30, 2012
ASSETS
Cash and short term investments	$ 75,469	$ 56,921
Investment securities	48,162	66,751
Net receivables	1,395	1,597
Property for transactions in process	11,927	18,548
Net investment in leases	342,589	253,553
Commercial loans	73,980	82,910
Income tax receivable	3,301	880
Other assets	1,312	1,736
Discounted lease rentals assigned to lenders	768	3,275
	$558,903	$486,171
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$ 8,849	$ 4,386
Income taxes payable, including deferred taxes	18,575	24,060
Deposits	346,028	253,297
Other liabilities	3,804	4,714
Non-recourse debt	768	3,275
Total liabilities	378,024	289,732
Stockholders’ Equity	180,880	196,439
	$558,903	$486,171